Daktronics, Inc. Announces Second Quarter Fiscal 2019 Results

Brookings, S.D. – November 21, 2018 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2019 second quarter net sales of $172.7 million, operating income of $9.0 million, and net income of $8.6 million, or $0.19 per diluted share, compared to net sales of $169.3 million, operating income of $9.4 million, and net income of $7.1 million, or $0.16 per diluted share, for the second quarter of fiscal 2018.  Fiscal 2019 second quarter orders were $151.4 million, compared to $142.3 million for the second quarter of fiscal 2018. Product order backlog at the end of the fiscal 2019 second quarter was $150 million, compared to a backlog of $155 million a year earlier and $177 million at the end of the first quarter of fiscal 2019.(1)

Net sales, operating income, net income, and earnings per share for the six months ended October 27, 2018, were $326.9 million, $13.1 million, $13.2 million, and $0.29 per diluted share, respectively. This compares to $342.0 million, $21.2 million, $15.6 million, and $0.35 per diluted share, respectively, for the same period in fiscal 2018.

Cash provided by operating activities in the first six months of fiscal 2019 was $22.6 million, compared with cash provided by operating activities of $9.3 million in the same period last year. Cash flow from operating activities fluctuated due to changes in net operating assets and liabilities offset by decrease in net income. Free cash flow, defined as cash provided from or used in operating activities less net investment in property and equipment, was a positive $12.9 million for the first six months of fiscal 2019, as compared to a positive free cash flow of $3.6 million for the same period of fiscal 2018. Net investment in property and equipment was $9.7 million for the first six months of fiscal 2019, as compared to $5.7 million for the first six months of fiscal 2018. Cash, restricted cash, and marketable securities at the end of the second quarter of fiscal 2019 were $67.3 million, which compares to $61.5 million at the end of the second quarter of fiscal 2018 and $64.3 million at the end of fiscal 2018.

Orders for the second quarter of fiscal 2019 increased 6.4 percent as compared to the second quarter of fiscal 2018. Orders increased in the Commercial, High School Park and Recreation, and Transportation business units, decreased in the International business unit, and remained relatively flat in the Live Events business unit.

Net sales increased by 2.0 percent in the second quarter of fiscal 2019 as compared to the second quarter of fiscal 2018. Net sales increased in the Commercial, High School Park and Recreation, Transportation, and International business units, and decreased in the Live Events business unit. The increase in the Commercial business unit was primarily due to the timing of large custom projects in the spectacular niche, increased order volumes in the on-premise niche, and an increase in the out-of-home niche shipments. Live Events sales decreased primarily due to the decrease of orders on a year to date basis.

Gross profit, as a percentage of net sales, was relatively flat at 24.8 percent for the second quarter of fiscal 2019 as compared to 25.2 percent a year earlier. Operating expenses for the second quarter of fiscal 2019 were $33.7 million, compared to $33.2 million for the second quarter of fiscal 2018. Operating income as a percent of sales for the quarter decreased to 5.2 percent as compared to the second quarter of fiscal 2018 operating income of 5.6 percent. In the first quarter of fiscal 2019, we recorded a tax benefit and in the second quarter we recorded a tax expense, which resulted in a zero-tax expense for year to date as our estimated effective tax rate is based on our estimate of permanent research and development tax credits which offsets the estimated tax expense for the year.

Reece Kurtenbach, chairman, president and chief executive officer stated, “The diversity of our end-markets and competitive solution portfolio enabled us to increase orders for the first half of the year. Strong market demand continued for larger sized spectacular projects, larger sports systems in high schools, after-sale service offerings, and signage for transportation infrastructure. And while the order volume was down for the first half of the year internationally, we were successful in winning transportation and global out-of-home advertising projects. Fewer large project opportunities were available in Live Events so far this year, causing orders and related sales to be down on a year to date basis. Warranty as a percent of sales for the quarter decreased to 2.5 percent as compared to the second quarter of fiscal 2018 warranty as a percent of sales of 3.9 percent. However, this improvement was offset by higher commodity costs and increases in selling expenses.

Outlook
Kurtenbach added, “As we enter into the second half of our fiscal year, we remain optimistic about our long-term outlook. Our portfolio of innovative products and technologies positioned us to capitalize on the growing market demand for digital canvases. In the short term, the current global tariff and trade environment has created cost headwinds on commodity and components used in the production of our solutions. We continue to monitor the situation and evaluate ways to minimize these impacts through vendor negotiations, alternative sources, and potential price adjustments. Our teams are focused on the continued development of industry leading solutions and global sales channels to support long-term profitable growth.”

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (CST). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2018 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

-- END --

For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

(1) Backlog is not a measure defined by U.S. generally accepted accounting principles ("GAAP"), and our methodology for determining backlog may vary from the methodology used by other companies in determining their backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 28, 2018.

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017

Net sales	$172,692	$169,309	$326,880	$342,037
Cost of sales	129,935	126,705	245,876	254,787
Gross profit	42,757	42,604	81,004	87,250

Operating expenses:
Selling	16,125	15,350	32,503	30,289
General and administrative	8,574	8,868	17,111	17,803
Product design and development	9,039	8,948	18,331	17,995
	33,738	33,166	67,945	66,087
Operating income	9,019	9,438	13,059	21,163

Nonoperating income (expense):
Interest income	188	151	385	362
Interest expense	(2)	(47)	(41)	(133)
Other (expense) income, net	(66)	(87)	(220)	58

Income before income taxes	9,139	9,455	13,183	21,450
Income tax expense	533	2,323	3	5,889
Net income	$8,606	$7,132	$13,180	$15,561

Weighted average shares outstanding:
Basic	44,780	44,412	44,717	44,345
Diluted	44,950	44,679	44,994	44,696

Earnings per share:
Basic	$0.19	$0.16	$0.29	$0.35
Diluted	$0.19	$0.16	$0.29	$0.35

Cash dividends declared per share	$0.07	$0.07	$0.14	$0.14

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	October 27, 2018	April 28, 2018
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,557	$29,727
Restricted cash	26	28
Marketable securities	31,721	34,522
Accounts receivable, net	92,194	77,387
Inventories	69,529	75,335
Contract assets	30,633	30,968
Current maturities of long-term receivables	1,305	1,752
Prepaid expenses and other current assets	8,172	9,029
Income tax receivables	6,015	5,385
Total current assets	275,152	264,133

Property and equipment, net	69,470	68,059
Long-term receivables, less current maturities	1,348	1,641
Goodwill	8,053	8,264
Intangibles, net	6,101	3,682
Investment in affiliates and other assets	5,623	5,091
Deferred income taxes	7,939	7,930
Total non-current assets	98,534	94,667
TOTAL ASSETS	$373,686	$358,800

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	October 27, 2018	April 28, 2018
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$46,764	$48,845
Contract liabilities	47,198	39,379
Accrued expenses	29,717	27,445
Warranty obligations	13,009	13,891
Current portion of other long-term obligations	1,106	1,088
Income taxes payable	272	660
Total current liabilities	138,066	131,308

Long-term warranty obligations	15,709	16,062
Long-term contract liabilities	8,520	7,475
Other long-term obligations, less current portion	2,420	2,285
Long-term income taxes payable	3,623	3,440
Deferred income taxes	611	614
Total long-term liabilities	30,883	29,876
TOTAL LIABILITIES	168,949	161,184

SHAREHOLDERS' EQUITY:
Common stock	55,608	54,731
Additional paid-in capital	41,345	40,328
Retained earnings	114,033	107,105
Treasury stock, at cost	(1,834)	(1,834)
Accumulated other comprehensive loss	(4,415)	(2,714)
TOTAL SHAREHOLDERS' EQUITY	204,737	197,616
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$373,686	$358,800

Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Six Months Ended
	October 27, 2018	October 28, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,180	$15,561
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,300	8,902
Gain on sale of property, equipment and other assets	(93)	(1,221)
Share-based compensation	1,263	1,341
Contingent consideration adjustment	(956)	—
Equity in loss of affiliate	265	191
Provision for doubtful accounts	51	(21)
Deferred income taxes, net	(85)	81
Change in operating assets and liabilities	(368)	(15,496)
Net cash provided by operating activities	22,557	9,338

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(9,833)	(7,735)
Proceeds from sales of property, equipment and other assets	182	2,000
Purchases of marketable securities	(9,209)	—
Proceeds from sales or maturities of marketable securities	12,034	10,802
Purchases of equity investment	(854)	(607)
Acquisitions, net of cash acquired	(2,250)	—
Net cash (used in) provided by investing activities	(9,930)	4,460

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	57	511
Principal payments on long-term obligations	(431)	(1,027)
Dividends paid	(6,252)	(6,197)
Tax payments related to RSU issuances	(246)	(311)
Net cash used in financing activities	(6,872)	(7,024)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	73	113
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	5,828	6,887

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	29,755	32,839
End of period	$35,583	$39,726

Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Six Months Ended
	October 27, 2018	October 28, 2017	Dollar Change	Percent Change	October 27, 2018	October 28, 2017	Dollar Change	Percent Change
Net Sales:
Commercial	$46,069	$34,377	$11,692	34.0%	$76,638	$67,240	$9,398	14.0%
Live Events	55,099	68,653	(13,554)	(19.7)	104,571	146,265	(41,694)	(28.5)
High School Park and Recreation	31,580	29,660	1,920	6.5	59,700	58,139	1,561	2.7
Transportation	18,077	16,476	1,601	9.7	35,234	35,388	(154)	(0.4)
International	21,867	20,143	1,724	8.6	50,737	35,005	15,732	44.9
	$172,692	$169,309	$3,383	2.0%	$326,880	$342,037	$(15,157)	(4.4)%
Orders:
Commercial	$46,731	$39,134	$7,597	19.4%	$82,523	$69,071	$13,452	19.5%
Live Events	43,641	43,730	(89)	(0.2)	83,036	105,335	(22,299)	(21.2)
High School Park and Recreation	18,445	14,737	3,708	25.2	56,894	46,917	9,977	21.3
Transportation	21,279	14,245	7,034	49.4	43,195	23,514	19,681	83.7
International	21,260	30,414	(9,154)	(30.1)	45,318	50,504	(5,186)	(10.3)
	$151,356	$142,260	$9,096	6.4%	$310,966	$295,341	$15,625	5.3%

Reconciliation of Free Cash Flow* (in thousands) (unaudited)

	Six Months Ended
	October 27, 2018	October 28, 2017
Net cash provided by operating activities	$22,557	$9,338
Purchases of property and equipment	(9,833)	(7,735)
Proceeds from sales of property and equipment	182	2,000
Free cash flow	$12,906	$3,603

*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.